Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 26th day of May, 2020 (the “Separation Date”), is entered into by Ziopharm Oncology, Inc., a Delaware corporation (the “Company”), and David Mauney, M.D. (the “Consultant”).

INTRODUCTION

The Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company following the Separation Date. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.    Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company’s Chief Executive Officer (the “Services”). The parties expect that the Consultant will not be required to provide more than eight (8) hours per week of Services and agree that the Consultant may perform such duties remotely from his home office or otherwise except as the Company’s Chief Executive Officer determines is otherwise reasonably necessary. Notwithstanding the foregoing, the parties intend that the Consultant incurs a “separation from service” under Section 409A of the Internal Revenue Code of 1986 (as amended) as of the Separation Date. Accordingly, the level of bona fide services which the Consultant will perform for the Company pursuant to this Agreement will in no event exceed twenty percent (20%) of the average level of bona fide services performed by the Consultant for the Company over the thirty-six (36) month period immediately preceding the Separation Date. The parties agree that the Consultant’s performance of Services hereunder will, solely for purposes of determining Consultant’s obligations under the Invention, Non-Disclosure and Non-Competition Agreement between the Company and the Consultant dated September 28, 2017 (as amended, the “Proprietary Information Agreement”) be considered Consultant’s continued employment by the Company such that the obligations under Sections 3 and 4 of Proprietary Information Agreement will continue during and for (i) the one (1) year period following the Consultation Period (as defined below) with respect to Section 3 of the Proprietary Information Agreement, and (ii) the two (2) year period following the Consultation Period with respect to Section 4 of the Proprietary Information Agreement.

2.    Term. This Agreement shall commence on the Separation Date and shall continue until July 26, 2020 (the “Termination Date”), unless sooner terminated in accordance with the provisions of Section 4 (the period of such consultancy, the “Consultation Period”). This Agreement may be extended in writing upon terms mutually agreeable to the Company and the Consultant.

3.    Compensation.

3.1.    Consulting Fees. The Consultant will earn consulting fees of $7,500 per month for Services performed, prorated for any partial month of service, payable in arrears and otherwise in accordance with the Company’s standard payment practices for independent contractors. Except as otherwise expressly provided herein or agreed in writing between the Company and the Consultant, the Consultant shall not be entitled to any compensation for performing Services.

3.2.    Equity Awards. The parties agree that the Consultant’s performance of Services hereunder will constitute the Consultant’s continuous service to the Company for purposes of any Company stock option awards held by the Consultant as of the Separation Date. Further, notwithstanding anything to the contrary in any of Consultant’s stock option agreements, Consultant shall be entitled to exercise his vested and outstanding stock options until the date that is one (1) year following the expiration or termination of this Agreement; provided, however, that in no event may any stock option award be exercised beyond the original maximum term of such award. Further, (i) with respect to the restricted stock granted to Consultant on January 6, 2019 (the “2019 Award”), an additional 30,059 shares shall vest and become non-forfeitable on the Termination Date, and (ii) with respect to the restricted stock granted to Consultant on January 29, 2020 (the “2020 Award”), an additional 15,218 shares shall vest and become non-forfeitable on the Termination Date; provided, however, the vesting of the foregoing shares shall not accelerate if (a) the Company terminates this Agreement prior to the Termination Date due to Consultant’s material breach of this Agreement or the Proprietary Information Agreement, or (b) Consultant terminates this Agreement prior to the Termination Date without cause. Notwithstanding anything to the contrary in the award agreements for the 2019 Award and 2020 Award, except as set forth in the preceding sentence, no additional shares subject to such awards shall vest following the Separation Date.

3.3.    Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of Services under this Agreement with the prior written approval of the Company. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred during the previous monthly period.

3.4.    Benefits. During the Consultation Period, and except as may be provided in other agreements, including that certain Separation Agreement by and between the Company and the Consultant, the Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company, even if it is later determined that Consultant is a common law employee of Company or any of its affiliates for any purpose.

4.    Termination Prior to Expiration of the Term. Either party may terminate the Consultation Period at any time by fifteen (15) days’ written notice to the other party. Notwithstanding the foregoing, the Company may terminate this Agreement immediately if Consultant revokes that certain Separation Agreement by and between the Company and the Consultant dated May 26, 2020 pursuant to Section 7 thereof. In the event of termination under this Section 4, the Consultant shall be entitled to payment for Services performed and expenses paid or incurred prior to the effective date of termination and shall have no further rights under this Agreement. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company under this Agreement.

5.    Cooperation. The Consultant shall use the Consultant’s best efforts in the performance of the Consultant’s obligations under this Agreement. The Company shall provide the Consultant with such access to its information and property as the Company determines is reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.    Inventions and Proprietary Information.

6.1.    Inventions.

a)    All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the Services provided by Consultant and related to the business of the Company or (ii) within six months after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as the Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

b)    The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.2.    Proprietary Information.

a)    The Consultant acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence and that in the course of the Consultant’s service to the Company the Consultant will have access to and contact with Proprietary Information. The Consultant agrees that the Consultant will not, during the Consultation Period or at any time thereafter, disclose to others, or use for the Consultant’s benefit or the benefit of others, any Proprietary Information or Invention.

b)    For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of the Consultant’s service as a consultant to the Company.

c)    The Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

d)    Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

e)    The Consultant represents that the Consultant’s retention as a consultant with the Company and the Consultant’s performance under this Agreement does not, and shall not, breach any agreement that obligates the Consultant to keep in confidence any trade secrets or confidential or proprietary information of the Consultant or of any other party or to refrain from competing, directly or indirectly, with the business of any other party or otherwise conflict with any of the Consultant’s agreements or obligations to any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

f)    The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to the Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

6.3.    Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7.    Other Agreements. The Consultant hereby represents that, except (i) as the Consultant has disclosed in writing to the Company and (ii) for any such agreements between the Consultant and the Company, the Consultant is not bound by the terms of any agreement with any prior employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Consultant’s relationship with the Company, to refrain from competing, directly or indirectly, with the business of such employer or any other party or to refrain from soliciting employees, customers or suppliers of such employer or other party. The Consultant agrees to furnish the Company with a copy of any such agreement upon request.

8.    Nondisparagement. The Consultant agrees not to disparage the Company, and the Company’s directors, managers, partners, employees, officers, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of its executive management team and Board of Directors will not disparage the Consultant in any manner likely to be harmful to his business reputation or personal reputation. Notwithstanding the foregoing, any person or entity may respond accurately and fully to any question, inquiry or request for information when required by legal process.

9.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

10.    Survival. Notwithstanding anything to the contrary, the modification of the Proprietary Information Agreement, as provided in Section 1 hereof, the obligations of the Consultant under Section 6 of this Agreement, and the obligations of the parties under Section 8 of this Agreement will survive termination or expiration of this Agreement.

11.    Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Payments due to the Consultant hereunder shall not be subject to withholding except as required by law and the Consultant shall be responsible for his own tax liabilities.

12.    Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, upon transmission by electronic mail or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party as follows: (i) if to the Company, then to the attention of the Company’s Chief Executive Officer at the Company’s principal executive offices, (ii) if to the Consultant, then to the Consultant’s last known address shown in the Company’s personnel records, or (iii) at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

13.    Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement; provided, for the avoidance of doubt, that nothing in this agreement supersedes the Proprietary Information Agreement (as amended hereby), which shall remain in full force and effect.

15.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

16.    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws principles that would result in the application of the law of any other jurisdiction).

17.    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including without limitation any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by the Consultant.

18.    Miscellaneous.

18.1.    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18.2.    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.3.    In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

18.4.    This Agreement may be executed in multiple counterparts by facsimile or other reliable electronic reproduction (including, without limitation, transmission by pdf), each of which shall be taken together as one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ZIOPHARM ONCOLOGY, INC.

By:	/s/ Laurence Cooper
Name:	Laurence Cooper, M.D., Ph.D.
Title:	Chief Executive Officer

CONSULTANT

/s/ David Mauney
David Mauney, M.D.